Exhibit 4.50

MORTGAGE LOAN NOTE

Date	of Note: December 18, 2020

Principal Amount: $4,720,000

Definitions

Business Day:	Any day (other than Saturday, Sunday, federal holiday, or a day on which commercial banks in the State are required or permitted to close) on which Lender is open and conducting its customary banking transactions

Default Rate	A rate of interest equal to the Interest Rate provided herein plus six (6%) percent per annum, but in no event to exceed the maximum rate allowed by law.

Interest Rate:	A fixed rate of two and sixty-four hundredths (2.64%) percent per annum.

Maturity Date	December 18, 2030

State:	The State of New Hampshire

FOR VALUE RECEIVED, UNITIL REALTY CORP., a New Hampshire corporation (the “Borrower”), having an address as indicated below, HEREBY PROMISES TO PAY to the order of TD Bank, N.A., a national banking association, (hereinafter, together with its successors and assigns, referred to as the “Lender”) at P.O. Box 5600, Lewiston, Maine, 04243-5600, or at such other place as the holder hereof may from time to time designate in writing, in immediately available federal funds, the Principal Amount, which Principal Amount shall be due and payable on the Maturity Date, together with interest on the outstanding Principal Amount from time to time at the Interest Rate.

Borrower will pay the Principal Amount in one hundred twenty (120) consecutive monthly payments of principal in the amount of $19,666.67 plus all accrued but unpaid interest. Such payments shall be due on the first day of each month commencing January 1, 2021 until the Maturity Date, at which time the entire unpaid balance of the Principal Amount shall be due and payable, together with all accrued but unpaid interest.

Borrower hereby authorizes Lender to charge checking account number 9247256632 at TD Bank, N.A. (or such other account maintained by Borrower at TD Bank, N.A. as Borrower shall designate by written notice to Lender) (the “Deposit Account”) to satisfy the monthly payments of principal and/or interest due and payable to Lender hereunder on the first (1st) day of each month (each, a “Charge Date”) and Lender is hereby authorized to charge the Deposit Account on each Charge Date or, if any Charge Date shall fall on a Saturday, Sunday or legal holiday, then the Lender reserves the right to charge the Deposit Account on either the first (1st) Business Day (as hereafter defined) immediately preceding or on the first (1st) Business day immediately following any such Charge Date until the Note shall be paid in full.

Borrower agrees to maintain sufficient funds in the Deposit Account to satisfy the payment due Lender under the Note on each Charge Date during the term of the Loan. If sufficient funds are not available in the Deposit Account on any Charge Date to pay the amounts then due and payable under this Note, Lender is, in its sole discretion authorized to: (a) charge the Deposit Account for such lesser amount as shall then be available; and/or (b) charge the Deposit Account on such later date or dates that funds shall be available in the Deposit Account to satisfy the payment then due (or balance of such payment then due). Notwithstanding the foregoing, Borrower shall only be entitled to receive credit in respect of any payments of principal and interest due under the Note for funds actually received by Lender as a result of any such charges to the Deposit Account. Borrower shall be liable to Lender for any late fees or interest at the Default Rate on any payments not made on a timely basis by Borrower because of insufficient funds in the Deposit Account on any Charge Date. In the event the Deposit Account continues to contain insufficient funds to fully satisfy the payments due Lender under the Note, Borrower shall be responsible for making all such payments from another source and in no event shall the obligations of Borrower under the Note be affected or diminished as a result of any shortages in the Deposit Account, it being understood and agreed that Borrower shall at all times remain liable for payment in full of all indebtedness under the Note.

Lender may, at Lender’s sole discretion, discontinue charging the Deposit Account at any time on not less than ten (10) days’ written notice to the Borrower, in which event, Borrower shall thereafter be responsible for making all payments hereunder to Lender at the address set forth in Lender’s notice or if no such address is given, then to Lender at P.O. Box 5600, Lewiston, Maine, 04243-5600.

The Borrower and each endorser of the Note grant to the Lender, for itself and as agent for any Affiliate Counterparty or other Affiliate of Lender holding any Obligations, a continuing lien on and security interest in any and all deposits or other sums at any time credited by or due from the Lender or any Affiliate Counterparty or other Affiliate of Lender to the Borrower and/or each endorser of the Note and any cash, securities, instruments, or other property of the Borrower and each endorser of the Note in the possession of the Lender or any Affiliate Counterparty or other Affiliate of Lender whether for safekeeping or otherwise, or in transit to or from the Lender or any Affiliate Counterparty or other Affiliate of Lender (regardless of the reason the Lender or any Affiliate Counterparty or other Affiliate of Lender had received the same or whether the Lender or any Affiliate Counterparty or other Affiliate of Lender has conditionally released the same) as security for the full and punctual payment and performance of all of the liabilities and obligations of the Borrower and/or the endorser of the Note to the Lender or any Affiliate Counterparty

or other Affiliate of Lender and such deposits and other sums may be applied or set off against such liabilities and obligations of the Borrower or any endorser of the Note to the Lender or any Affiliate Counterparty or other Affiliate of Lender at any time, whether or not such are then due, whether or not demand has been made and whether or not other collateral is then available to the Lender or any Affiliate Counterparty or other Affiliate of Lender.

Notwithstanding anything to the contrary herein, whenever any payment to be made under this Note shall be stated to be due on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computations of payment of interest.

In the event any payment provided for herein or in any other Loan Document (as defined in the Loan Agreement as defined below) shall become overdue for a period in excess of fifteen (15) days, a late charge of six cents ($.06) for each dollar ($1.00) so overdue shall become immediately due and payable to Lender. Each such late charge shall be deemed to be part of the indebtedness and obligations secured by the Mortgage.

This Note is secured by, and the holder is entitled to the benefits and security of, that certain Loan Agreement (the “Loan Agreement”) and that certain Mortgage and Security Agreement from Borrower, as mortgagor, to Lender, as mortgagee, encumbering, among other things, certain real property and improvements described in the Mortgage (the “Mortgage”), each dated the date hereof, all of the covenants, conditions and agreements of the Loan Agreement and Mortgage being made a part of this Note by this reference.

Upon the occurrence of any Event of Default (as defined in the Loan Agreement), Lender may exercise any and all rights and remedies under the Loan Documents (including without limitation, rights to accelerate the Loan), or available at law or equity, or both. Borrower shall be obligated to reimburse Lender for all Expenses (as defined and provided for in the Loan Agreement), incurred by Lender. From and after the occurrence of any Event of Default, the interest rate of this Note shall be at the Default Rate.

In no event shall the total of all charges payable under this Note, the Loan Agreement and the Mortgage and any other documents executed and delivered in connection herewith and therewith that are or could be held to be in the nature of interest exceed the maximum rate permitted to be charged by applicable law. Should Lender receive any payment that is or would be in excess of that permitted to be charged under any such applicable law, such payment shall have been, and shall be deemed to have been, made in error and shall thereupon be applied to reduce the principal balance outstanding on this Note.

This Note may be prepaid, in whole or in part without Prepayment Premium, so long as (i) Lender is given not less than five (5) Business Days’ notice of such prepayment, (ii) each prepayment is accompanied by the payment of accrued and unpaid interest on the principal amount prepaid together with all late charges and other losses, costs and expenses attributable to such prepayment (iii) each partial prepayment is in the principal amount of $10,000 or an integral multiple thereof and (iv) each prepayment is made in immediately available federal funds. All partial prepayments shall be applied to the installments of principal due hereunder in the inverse order of their maturity.

Borrower waives demand, presentment for payment, notice of dishonor, protest and notice of protest of this Note.

Any notice, demand or request relating to any matter set forth in this Note shall be given in the manner provided for in the Loan Agreement. Time is of the essence as to all dates set forth herein.

This Note may not be waived, changed, modified, terminated or discharged orally, but only by an agreement in writing signed by the party against whom enforcement of any such waiver, change, modification, termination or discharge is sought.

BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES THE RIGHT TO A TRIAL BY JURY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST IN RESPECT OF ANY LITIGATION BASED ON THIS NOTE, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS NOTE OR ANY OTHER LOAN DOCUMENTS CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY. THIS WAIVER IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE CONSTITUTES A MATERIAL INDUCEMENT FOR BORROWER AND LENDER TO ENTER INTO THE TRANSACTIONS CONTEMPLATED HEREBY. LENDER IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER.

BORROWER HEREBY EXPRESSLY AND UNCONDITIONALLY WAIVES, IN CONNECTION WITH ANY SUIT, ACTION OR PROCEEDING BROUGHT BY OR ON BEHALF OF LENDER ON THIS NOTE, ANY AND EVERY RIGHT BORROWER MAY HAVE (I) TO OBJECT TO THE JURISDICTION OR VENUE OF ANY STATE COURT SITTING IN ROCKINGHAM COUNTY OR ANY FEDERAL COURT LOCATED IN THE STATE, (II) TO INJUNCTIVE RELIEF, (III) TO INTERPOSE ANY COUNTERCLAIM THEREIN (OTHER THAN COMPULSORY COUNTERCLAIMS), AND (IV) TO HAVE THE SAME CONSOLIDATED WITH ANY OTHER OR SEPARATE SUIT, ACTION OR PROCEEDING. THE FOREGOING WAIVERS ARE GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER. LENDER IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF ANY OR ALL OF THE FOREGOING WAIVERS.

This Note and the rights and obligations of the parties hereunder shall in all respects be governed by, and construed and enforced in accordance with, the laws of the State (without giving effect to the State’s principles of conflicts of law).

This Note evidences a loan for business and commercial purposes, and not for personal, family or household purposes. No invalidity or unenforceability of any portion of this Note shall affect the validity or enforceability of the remaining portions hereof. This Note shall take effect as a sealed instrument, as of the date first set forth above, regardless of the actual date of execution and delivery.

Borrower explicitly consents to the electronic delivery of the terms of the transaction evidenced by this instrument. Borrower agrees that its present intent to be bound by this instrument may be evidenced by transmission of digital images of signed signature pages via facsimile, email, SMS or other digital transmission and affirms that such transmission indicates a present intent to be bound by the terms of this instrument and is deemed to be valid execution and delivery as though an original ink or electronic signature. Borrower shall deliver original executed signature pages to Lender, but any failure to do so shall not affect the enforceability of this instrument. An electronic image of this instrument (including signature pages) shall be as effective as an original for all purposes.

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IN WITNESS WHEREOF, the Borrower has executed and delivered this Note on the Date of Note.

Address:	Borrower:

UNITIL REALTY CORP.

6 Liberty Lane West Hampton, New Hampshire 03842
	By:	/s/ Todd R. Diggins
Name: Todd R. Diggins
Title: Treasurer

[Signature Page to Mortgage Loan Note]